Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

TO THE INDENTURE

JACUZZI BRANDS, INC.,

THE GUARANTORS SIGNATORY HERETO

AND

WILMINGTON TRUST COMPANY

as Trustee

Dated as of December 18, 2006

to

Indenture

Dated as of July 15, 2003

9 5/8% Senior Secured Notes due 2010

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of December 18, 2006 (this “Supplemental Indenture”), is by and among Jacuzzi Brands, Inc., a Delaware corporation (the “Issuer”), the Guarantors party hereto and Wilmington Trust Company, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Indenture.

WHEREAS, the Issuer, the Guarantors and the Trustee are party to that certain Indenture dated as of July 15, 2003, providing for the issuance of 9 5/8% Senior Secured Notes due 2010 (the “Notes”), and a First Supplemental Indenture thereto, dated as of October 16, 2003 (together, the “Indenture”);

WHEREAS, the Issuer has issued $380.0 million in aggregate principal amount of the Notes;

WHEREAS, Section 9.02 of the Indenture provides that the Indenture may be amended with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for Notes) (subject to certain exceptions);

WHEREAS, the Issuer desires and has requested the Trustee to join with it and the Guarantors in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of the Issuer and of each Guarantor; and

WHEREAS, (1) the Issuer has received the consent of the Holders of a majority in principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 9.06 of the Indenture, and (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.06 of the Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Deletion of Definitions and Related References. Section 1.01 of the Indenture is hereby amended to delete in its entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.1 Amendments to the Indenture. The Indenture is hereby amended by:

(i) deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:

Section 4.02 (SEC Reports)

Section 4.03 (Limitation on Indebtedness)

Section 4.04 (Limitation on Restricted Payments)

Section 4.05 (Limitation on Restrictions on Distributions from Restricted Subsidiaries)

Section 4.07 (Limitation on Affiliate Transactions)

Section 4.08 (Limitation on Line of Business)

Section 4.10 (Change of Control)

Section 4.11 (Limitation on Liens)

Section 4.13 (Future Guarantors)

Sections 6.01(3), 6.01(6), 6.01(7), 6.01(8), 6.01(9) and 6.01(10);

(ii) amending the following sections of the Indenture to delete any and all provisions thereof to the extent the deletion of such provisions does not have the effect of (A) releasing Collateral from the lien of the Indenture and the Security Documents, (B) changing the provisions applicable to the application of the proceeds from the sale of Collateral or (C) changing or altering the priority of the security interest in the Collateral:

Section 4.06 (Limitation on Sales of Assets and Subsidiary Stock)

Section 4.09 (Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries)

Section 4.12 (Limitation on Sale/Leaseback Transactions)

Section 4.14 (Impairment of Security Interest)

Section 4.15 (Amendment to Security Documents)

Section 4.16 (Material After-Acquired Property)

Section 4.18 (Further Instruments and Acts)

Section 6.01(11);

(iii) amending the definition of “Unrestricted Subsidiary” in Section 1.01 of the Indenture to delete the two provisos to such definition;

(iv) amending and restating Section 4.17 of the Indenture in its entirety to read as follows, together with all necessary conforming changes to the Indenture:

“Section 4.17. TIA Compliance. The Company shall comply with TIA Section 314(a)(4).”;

(v) amending and restating Section 5.01 of the Indenture in its entirety to read as follows, together with all necessary conforming changes to the Indenture:

“Section 5.01. Successor Corporation Substituted. Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in which the Company is not the surviving or continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company hereunder and the Notes with the same effect as if such surviving entity had been named as such. Notwithstanding anything to the contrary herein, upon the merger of the Company of its Bath Products business on the date of the merger of Jupiter Merger Sub, Inc., a Delaware corporation, with and into the Company shall not constitute a sale, conveyance, transfer or lease of all or substantially all of its assets.”; and

(vi) amending and restating Section 6.01(4) to read in its entirety as follows, together with all necessary conforming changes to the Indenture:

“(4) the Company fails to comply with Section 4.06, 4.09, 4.12, 4.14, 4.15, 4.16 or 4.18 (to the extent of the provisions, if any, of such Sections as remain following the effectiveness of the Second Supplemental Indenture, dated as of December 18, to this Indenture), other than a failure to purchase Securities when required under Section 4.06, and such failure continues for 30 days after the notice specified below;”

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. Subject to Section 13.01 of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3 Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

Section 3.4 Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 3.5 Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.7 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.8 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

Section 3.9 Successors. All agreements of the Issuer, the Guarantors and the Trustee in this Supplemental Indenture and the Notes shall bind their respective successors.

Section 3.10 Effectiveness. The provisions of Articles I and II of this Supplemental Indenture shall be effective at the time the Issuer accepts for purchase a majority in principal amount of the outstanding Notes issued under the Indenture.

Section 3.11 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of January [    ], 2007, the majority of the restrictive covenants of the Indenture and certain of the Events of Default have been eliminated, as provided in the Second Supplemental Indenture, dated as of December 18, 2006. Reference is hereby made to said Second Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year written above.

JACUZZI BRANDS, INC.

By:
Name: Title:

WILMINGTON TRUST COMPANY, as Trustee

By:
Name: Title:

EACH OF THE SUBSIDIARY GUARANTORS LISTED ON SCHEDULE A ATTACHED HERETO:

By:
Name: Title:

Schedule A

Asteria Company, a California corporation

Astracast USA, Inc. (f/k/a Luxor Industries, Inc.), a Delaware corporation

Bathcraft, Inc., a Georgia corporation

Bruckner Manufacturing Corp., a Delaware corporation

Carlsbad Corp., a California corporation

Compax Corp., a New York corporation

Environmental Energy Company, a California corporation

Gary Concrete Products, Inc., a Georgia corporation

Gatsby Spas, Inc., a Florida corporation

HL Capital Corp., a California corporation

Jacuzzi Inc., a Delaware corporation

Jacuzzi Whirlpool Bath, Inc., a California corporation

JUSI Holdings, Inc., a Delaware corporation

KLI, Inc., a Delaware corporation

Krikles, Inc., a Delaware corporation

Krikles Canada U.S.A., Inc., a Delaware corporation

Krikles Europe U.S.A., Inc., a Delaware corporation

Lokelani Development Corporation, a Delaware corporation

Maili Kai Land Development Corporation, a Delaware corporation

Mobilite, Inc., a New York corporation

Nissen Universal Holdings Inc., a Delaware corporation

OEI, Inc. (f/k/a Eljer Industries, Inc.), a Delaware corporation

OEP, Inc. (f/k/a Eljer Plumbingware, Inc.), a Delaware corporation

Outdoor Products, LLC, a Delaware limited liability company

PH Property Development Company, a Delaware corporation

PLC Realty Inc., a Texas corporation

Redmont, Inc., a Mississippi corporation

Sanitary-Dash Manufacturing, Co., a Connecticut corporation

SH1 Inc., a Delaware corporation

Strategic Capital Management, Inc., a Delaware corporation

Strategic Membership Company, a Delaware corporation

Streamwood Corporation, a Delaware corporation

Sundance Spas, Inc., a California corporation

TA Liquidation Corp., a Delaware corporation

Trimfoot Co., a Delaware corporation

TT Liquidation Corp., a New York corporation

UGE Liquidation Inc., a Delaware corporation

USI American Holdings, Inc., a Delaware corporation

USI Atlantic Corp., a Delaware corporation

USI Capital, Inc., a Delaware corporation

USI Funding, Inc., a Delaware corporation

USI Properties, Inc., a Delaware corporation

USI Realty Corp., a Delaware corporation

Zurco, Inc., a Delaware corporation

Zurn (Cayman Islands), Inc., a Delaware corporation

Zurn Constructors, Inc., a California corporation

Zurn EPC Services, Inc., a Washington corporation

Zurn Industries, Inc., a Pennsylvania corporation

Zurn PEX, Inc. (f/k/a United States Brass Corporation), a Delaware corporation

Zurnacq of California Inc., a California corporation